UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 5, 2015 (June 2, 2015)

ATLANTIC AMERICAN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	0-3722	58-1027114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

4370 Peachtree Road, N.E., Atlanta, Georgia	30319
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 266-5500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by Atlantic American Corporation (the “Company”), Messrs. Edward E. Elson and Samuel E. Hudgins, who were scheduled to retire from the Board of Directors (the “Board”) of the Company at the Company’s 2015 annual meeting of shareholders (the “Meeting”) when their respective terms expired, resigned from the Board effective May 18, 2015.  Subsequently, effective June 1, 2015, the Board appointed Board member Joseph M. Scheerer to the Audit Committee to fill one of the vacancies on that committee. Also as previously disclosed by the Company, the Board expects that it will appoint Keehln Wheeler, who is a nominee for election to the Board at the Meeting, to the Audit Committee upon his election to the Board.

The Company notified The Nasdaq Stock Market of its deficiency in complying with Nasdaq Listing Rule 5605(c)(2), which requires listed companies to have at least three independent directors serving on an Audit Committee, as well as its proposed action to regain compliance with this rule. On June 2, 2015, the Company received a letter from Nasdaq that acknowledged the Company’s notice. The letter from Nasdaq also confirmed that, consistent with Nasdaq Listing Rule 5605(c)(4), the Company is entitled to a cure period to regain compliance with this Listing Rule until November 16, 2015.  As described above, the Board expects that it will appoint Keehln Wheeler to the Audit Committee upon his election to the Board, at which time the Company will again be in compliance with this Listing Rule.

This information is being provided solely to comply with Nasdaq Listing Rules requiring public announcement of the Company’s receipt of the letter from Nasdaq.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Dr. William H. Whaley was scheduled to retire at the Company’s Meeting when his term expired.  The Company has now been advised by Dr. Whaley, age 75 and who has served on the Board for over 22 years, that he has resigned from the Board, effective June 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC AMERICAN CORPORATION

	By:	/s/ Hilton H. Howell, Jr.
Hilton H. Howell, Jr.
President and Chief Executive Officer

Date: June 5, 2015